Exhibit 99.1

HOCHSCHILD MINING INCREASES HOLDING IN GOLD RESOURCE CORPORATION

DENVER, CO--(Marketwire - 03/09/10) - Gold Resource Corporation (GRC) (OTC.BB:GORO - News) (Frankfurt:GIH - News) is pleased to announce that Hochschild Mining plc (Hochschild) has increased its holding in GRC to 28.7% with approximately 440,500 shares of open market purchases and a private placement purchasing 600,000 restricted shares of GRC's common stock with no warrants. Gold Resource Corporation will use the proceeds of the private placement for working capital as it ramps up to commercial production at its El Aguila Project in Oaxaca, Mexico. Hochschild is a leading mid-tier precious metals producer and expert underground miner, based in Lima, Peru and listed on the London Stock Exchange. Hochschild has mining operations and projects in five countries in the Americas including Mexico.

Gold Resource Corporation achieved initial concentrate production February 3, 2010 at its El Aguila mill. GRC's management is pleased with the mill optimization and metal recoveries thus far during these initial start and stop operations. The Company anticipates continuous 24 hour operations in the near future followed by commercial production.

The private placement consisted of 600,000 restricted shares of GRC's common stock at $8.62 per share with no warrants. Hochschild still has an exclusive first right of refusal on any funding, at a discount, until GRC produces 4,000 ounces of gold within a 45 day period. Private placement proceeds of $5,172,000 will be used at El Aguila Project for working capital during mill optimization, training and continued construction of the Phase 2 tailings facility.

William W. Reid, President of Gold Resource Corporation, stated, "We are pleased Hochschild is supporting our need for working capital until commercial production is reached. We believe we are very close to our commercial production goal."

Mr. Reid continued, "Equally, we are pleased to see Hochschild purchasing in the open market as we believe they provide third party validation of our operations and our properties' potential."

Miguel Aramburu, Chief Executive Officer of Hochschild Mining plc, commented, "We are extremely impressed with the quality of GRC's assets and the speed at which the company is progressing towards commercial production, which is due to commence this quarter."

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in five potential high-grade gold and silver properties in Mexico's southern state of Oaxaca. The company has 48,700,284 shares outstanding and no warrants. For more information, please visit GRC's website, located at www.goldresourcecorp.com and read the Company's 10-K for an understanding of the risk factors involved.

About Hochschild Mining plc:

Hochschild Mining plc is a leading precious metals company listed on the London Stock Exchange with a primary focus on the exploration, mining, processing and sale of silver and gold. Hochschild has over forty years' experience in the mining of precious metal epithermal vein deposits and currently operates four underground epithermal vein mines, three located in southern Peru, one in southern Argentina and one open pit mine in northern Mexico. Hochschild also has numerous long-term prospects throughout the Americas.

Hochschild Mining plc, and its affiliates do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "plan," "target," "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation's strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that commercial production at the El Aguila Project will be achieved in the time frames estimated, at the rates and costs estimated, or even at all. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the company's 10-K filed with the Securities and Exchange Commission.

Contact:

Jason Reid
VP / Corporate Development
303-320-7708